Exhibit 1.1

RODIN GLOBAL PROPERTY TRUST, INC.

Up to $1,250,000,000 in Shares of Common Stock

DEALER MANAGER AGREEMENT

This Dealer Manager Agreement (the “Agreement”) is made and entered into as of the 23rd day of March, 2017 between Rodin Global Property Trust, Inc., a Maryland corporation (the “Company”), Cantor Fitzgerald Investors, LLC, a Delaware limited liability company (the “Sponsor”), and Cantor Fitzgerald & Co., a New York general partnership (the “Dealer Manager”).

Whereas, on October 17, 2016, the Company filed a registration statement on Form S-11 (such registration statement and any prospectus contained therein, as they may be amended, including any pre-effective amendments, post-effective amendments or other supplements to such registration statement or such prospectus after the effective date of registration, being respectively referred to herein as the “Registration Statement” and the “Prospectus,” respectively, as more fully defined below) with the Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”) of an offering (the “Offering”) of up to $1,250,000,000 in any combination of Class A shares (the “Class A Shares”), Class T shares (the “Class T Shares”) and Class I shares (the “Class I Shares”) of its common stock, $0.01 par value per share (the Class A Shares, the Class T Shares and Class I Shares collectively, the “Shares”);

Whereas, the Offering is comprised of $1,000,000,000 of Shares that will be issued and sold to the public (the “Primary Offering”) and $250,000,000 of Shares that will be offered pursuant to the Company’s distribution reinvestment plan (the “DRP”) (subject to the Company’s right to reallocate such Share amounts, as described in the Prospectus);

Whereas, in connection with the Offering, the minimum initial purchase by any one person shall be $2,500 in Shares (except as otherwise indicated in the Prospectus) and at least $2,000,000 in Shares must be sold in the Offering (the “Minimum Offering”) before one year from the date of the Prospectus; and

Whereas, the Company desires to retain the Dealer Manager to use its best efforts to sell the Shares and to manage the sale by other participating broker dealers (the “Dealers”) of the Shares and Dealer Manager desires to serve as the Dealer Manager for the Company for the sale of the Shares upon the terms and conditions set forth in this Agreement and in the Registration Statement.

Now, therefore, in consideration of the terms and conditions hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the Company, the Sponsor and the Dealer Manager as follows:

1.	Representations and Warranties of the Company:

The Company represents and warrants to the Dealer Manager and the Sponsor that:

a. Registration Statement and Prospectus. The Company has filed a Registration Statement on Form S-11 (Registration Statement No. 333-214130) and the related Prospectus with the SEC in accordance with applicable requirements of the Securities Act and the applicable rules and regulations (the “Rules and Regulations”) of the SEC promulgated thereunder, covering the Shares. Said Registration Statement, which includes a preliminary prospectus, was initially filed with the SEC on October 17, 2016. Copies of such Registration Statement and each amendment thereto have been or will be delivered to the Dealer Manager. The Registration Statement (including financial statements, exhibits and all other documents related thereto that are filed as a part thereof or incorporated therein) and Prospectus contained therein, as finally amended and revised at the effective date of the Registration Statement (including at the effective date of any post-effective amendment thereto), are respectively referred to herein as the “Registration Statement” and the “Prospectus,” except that if the Prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act shall differ from the Prospectus, the term “Prospectus” shall also include the Prospectus filed pursuant to Rule 424(b). Every contract or document required by the Securities Act or Rules and Regulations to be filed as an exhibit to the Registration Statement has been and will be so filed with the SEC.

b. The Company. The Company is and will be at all times during the Offering duly and validly organized and formed as a corporation under the laws of the state of Maryland, with the power and authority to conduct its business as described in the Prospectus.

c. Compliance with the Securities Act. At the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective, the Registration Statement and Prospectus will comply with the Securities Act and the Rules and Regulations and at the time the Registration Statement becomes effective and at the time that any post-effective amendment thereto becomes effective and during the Offering the Registration Statement and Prospectus will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 1(c) will not apply to statements contained in or omitted from the Registration Statement or Prospectus that are made in reliance upon and in conformity with information furnished to the Company in writing by the Dealer Manager or any of the Dealers specifically for inclusion in the Registration Statement or Prospectus.

d. Use of Proceeds. The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

e. Absence of Further Consents and Approvals. No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act or applicable state securities laws.

f. No Order of Suspension. No order preventing or suspending the use of a Prospectus has been issued and no proceedings for that purpose are pending, threatened or, to the knowledge of the Company, contemplated by the SEC; and to the knowledge of the Company, no order suspending the offering of the Shares in any jurisdiction has been issued and no proceedings for that purpose have been instituted or threatened or are contemplated.

g. No Pending Actions. There are no actions, suits or proceedings pending or to the knowledge of the Company, threatened against the Company at law or in equity or before or by any Federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which will have a material adverse effect on the business or property of the Company.

h. Absence of Conflict or Default. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under (i) any of its organizational documents, (ii) any, indenture, mortgage, deed of trust, or lease to which the Company is a party or by which it may be bound, or to which any of the property or assets of the Company is subject, or (iii) any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its assets, properties or operations, except in the case of clause (ii) and (iii) for such conflicts or defaults that would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Partnership.

i. Requisite Authority. The Company has all necessary power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

j. Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by the Sponsor and the Dealer Manager, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

k. Authorization of Shares. At the time of the issuance of the Shares, the Shares will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform to the description thereof contained in the Prospectus; no holder thereof will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any shareholder of the Company; and all action required to be taken for the authorization, issue and sale of such Shares has been validly and sufficiently taken.

l. Taxes. The Company has filed all Federal, state and foreign income tax returns, which have been required to be filed, on or before the due date (taking into account all extensions of time to file) and has paid or provided for the payment of all taxes indicated by said returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

m. Financial Statements. The financial statements of the Company included in the Prospectus present fairly in all material respects the financial position of the Company as of the date indicated and the results of its operations for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

n. Investment Company Act. The Company does not intend to conduct its business so as to be an “investment company” as that term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

o. Qualification as a Real Estate Investment Trust. The Company intends to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification of the Company as a real estate investment trust and, to the knowledge of the Company, there currently exists no circumstance that will prevent the Company from complying with such requirements as contemplated in the Prospectus. The Company intends to operate the business of the Company so as to comply with such requirements to elect status as a real estate investment trust at such time as it so qualifies.

p. Due Diligence Materials. To the knowledge of the Company, all materials provided by the Company or any of its affiliates to the Dealer, including materials provided to the Dealer in connection with its due diligence investigation relating to the Offering, were materially accurate as of the date provided.

q. Authorized Sales Materials. Any and all supplemental sales materials, sales literature, advertising and other material as shall have been previously approved by the Company or an authorized agent of the Company in writing and all appropriate regulatory agencies (the “Authorized Sales Materials”) prepared by the Company and any of its affiliates (excluding the Dealer Manager) specifically for use in connection with the Offering, when used in conjunction with the Prospectus, did not at the time provided for use, and, as to later provided materials, will not at the time provided for use, include any untrue statement of a material fact nor did they at the time provided for use, or, as to later provided materials, will they, omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made and when read in conjunction with the Prospectus, not misleading. If at any time any event occurs which is known to the Company as a result of which such Authorized Sales Materials when used in conjunction with the Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof.

2.	Covenants of the Company.

The Company covenants and agrees with the Dealer Manager during the full term of this Agreement that:

a. Furnishing Materials. It will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Registration Statement, including all amendments and exhibits thereto, as the Dealer Manager may reasonably request. It will similarly furnish to the Dealer Manager and others designated by the

Dealer Manager as many copies of the following documents as the Dealer Manager may reasonably request: (i) the Prospectus in final form and every form of supplemental or amended prospectus; (ii) this Agreement; and (iii) any other Authorized Sales Materials.

b. Qualification of Shares. It will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and will file and make in each year such statements and reports as may be required. The Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any such qualification.

c. Effectiveness of Registration; Stop Orders. It will: (i) use its best efforts to cause the Registration Statement to become effective; (ii) furnish copies of any proposed amendment or supplement of the Registration Statement or Prospectus to the Dealer Manager; (iii) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC; (iv) use its best efforts to prevent the issuance of any order by the SEC, any state regulatory authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering; and (v) if at any time the SEC, any state regulatory authority or any other regulatory authority shall issue any stop order suspending the effectiveness of the Registration Statement, it will use its best efforts to obtain the lifting of such order at the earliest possible time. The Company has complied and will comply with all applicable state and federal laws, rules and regulations applicable to the Offering and the sale of Shares, as well as the laws of any other applicable jurisdiction.

d. Amendments and Supplements. If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Prospectus or any other prospectus then in effect would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will effect the preparation of an amended or supplemental prospectus which will correct such statement or omission. The Company will then promptly prepare such amended or supplemental prospectus or prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.

3.	Representations and Warranties of the Sponsor.

The Sponsor represents and warrants to the Company and the Dealer Manager that:

a. The Company. The Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

b. Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Sponsor, and assuming due authorization, execution and delivery of this Agreement by the Company and the Dealer Manager, will constitute a valid and legally binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

c. No Pending Actions. There are no actions, suits or proceedings pending or, to the knowledge of the Sponsor, threatened against the Sponsor at law or in equity or before or by any Federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which could reasonably be expected to have a material adverse effect on the business or property of the Sponsor and its subsidiaries, taken as a whole.

4.	Representations, Warranties and Covenants of the Dealer Manager.

The Dealer Manager represents and warrants to the Company and the Sponsor that:

a. The Company. The Dealer Manager is a general partnership duly organized, validly existing and in good standing under the laws of New York, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

b. Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Dealer Manager, and assuming due authorization, execution and delivery of this Agreement by the Company and the Sponsor, will constitute a valid and legally binding agreement of the Dealer Manager enforceable against the Dealer Manager in accordance with its terms, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 7 of this Agreement may be limited under applicable securities laws and to the extent that the enforceability of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws that affect creditors’ rights generally or by equitable principles relating to the availability of remedies.

c. Absence of Conflict or Default. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under (i) its organizational documents, (ii) any indenture, mortgage, deed of trust or lease to which the Dealer Manager is a party or by which it may be bound, or to which any of the property or assets of the Dealer Manager is subject, or (iii) any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager or its assets, properties or operations, except in the case of clause (ii) or (iii) for such conflicts or defaults that would not individually or in the aggregate have a material adverse effect on the financial condition, business, properties or results of operations of the Dealer Manager.

d. Broker Dealer Registration; FINRA Membership. The Dealer Manager is, and during the term of this Agreement will be, duly registered as a broker-dealer pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a broker or dealer duly registered as such in those states and other jurisdictions where the Dealer Manager is required to be registered in order to participate in the distribution of Shares in the Offering. Moreover, the Dealer Manager’s employees and representatives that will act under this Agreement have all required licenses and registrations to act under this Agreement.

e. Anti-Money Laundering. The Dealer Manager has, to the extent required, established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001 and will require that its Dealers establish such programs, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.

f. Disclosure. As of the date of this Agreement, the Dealer Manager has not furnished any information to the Company expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto. If, during the term of this Agreement, the Dealer Manager delivers any information to the Company in writing expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto, then any such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.	Appointment, Obligations and Compensation of Dealer Manager.

a. Appointment of Dealer Manager; Best Efforts. The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash to the public up to the maximum amount of Shares set forth in the Prospectus (subject to the Company’s right of reallocation, as described in the Prospectus) through Dealers, all of whom shall be members of FINRA, or registered investment advisers or bank trust departments who are paid no commission or as otherwise described in the Prospectus. The Dealer Manager may not sell Shares for cash directly to its own clients and customers except to institutional investors approved by the Company at the public offering price or customers of registered investment advisers or bank trust departments, subject to the terms and conditions stated in the Prospectus. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions. With respect to the Dealer Manager’s participation in the distribution of the Shares in the Offering, the Dealer Manager agrees to comply in all material respects with the applicable requirements of the Securities Act, the Rules and Regulations, the Exchange Act and the rules and regulations promulgated thereunder, and all other state or federal laws, rules and regulations applicable to the Offering and the sale of Shares, all applicable state securities or blue sky laws and regulations, and the rules of FINRA applicable to the Offering, from time to time in effect, including, without limitation, FINRA Rules 2090, 2111, 2310, 5110 and 5141, and Rules 2420 and 2440 of the NASD Conduct Rules (or any such rule’s successor FINRA Rule).

b. Commencement of Sales; Termination. Promptly after the effective date of the Registration Statement, the Dealer Manager and the Dealers shall commence the offering of the Shares for cash to the public in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted. The Dealer Manager and the Dealers will suspend or terminate offering the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.

c. Suitability. The Dealer Manager, in its agreements with Dealers, shall require that each Dealer offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Dealer Manager, in its agreements with Dealers, will require that each Dealer comply, with the provisions of all applicable rules and regulations relating to suitability of investors, including, without limitation, applicable FINRA rules and the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc., effective May 7, 2007, as amended (the “NASAA REIT Guidelines”).

d. Offering Price. The Dealer Manager and all Dealers will offer and sell the Shares for cash at the offering price set forth in the Prospectus, subject to volume discounts and other discounts for Shares described in the “Plan of Distribution” section of the Prospectus and except as otherwise provided in the DRP.

e. Commissions, Fees, and Expense Reimbursements. Subject to volume discounts and other discounts for Shares and special circumstances described in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Dealer Manager will be paid (i) with respect to the Class A Shares, a selling commission in the amount of six percent (6.0%) of the gross proceeds of the Class A Shares sold in the Primary Offering, plus a dealer manager fee in the amount of three percent (3.0%) of the gross proceeds of the Class A Shares sold in the Primary Offering, (ii) with respect to the Class T Shares, a selling commission in the amount of three percent (3.0%) of the gross proceeds of the Class T Shares sold in the Primary Offering, plus a dealer manager fee equal to three percent (3.0%) of the gross proceeds of the Class T Shares sold in the Primary Offering and (iii) with respect to the Class I Shares, a dealer manager fee equal to one and a half percent (1.5%) of the gross proceeds of the Class I Shares. No selling commission will be paid for sales of any Class I Shares. With respect to the Class A Shares, the Sponsor shall pay a portion of the selling commission payable to the Dealer Manager in an amount equal to one percent (1.0%) of the gross proceeds of the Class A Shares sold in the Primary Offering and the dealer manager fee payable to the Dealer Manager in an amount equal to three percent (3.0%) of the gross proceeds of the Class A Shares sold in the Primary Offering. The Company shall, subject to the volume discounts and other discounts for Class A Shares and special circumstances described in the “Plan of Distribution” section of the Prospectus, pay the balance of the selling commission in an amount equal to up to five percent (5.0%) of the gross proceeds of the Class A Shares sold in the Primary Offering. If the total selling commission payable to the Dealer Manager with respect to a sale of Class A Shares is equal to or less than one percent (1.0%), due to volume or other discounts described in Section 5(f) of this Agreement, the Sponsor shall pay the entire selling commission payable to the Dealer Manager with respect to such sale. With respect to the Class T Shares, the Sponsor shall pay a portion of the selling commission payable to the Dealer Manager in an amount equal to one percent (1.0%) of the gross proceeds of the Class T Shares sold in the Primary Offering and the dealer manager fee payable to the Dealer Manager in an amount equal to three percent (3.0%) of the gross proceeds of the Class T Shares sold in the Primary Offering. The Company shall, subject to the volume discounts and other discounts for Class T Shares and special circumstances described in the “Plan of Distribution” section of the Prospectus, pay the balance of the selling commission in an amount equal to up to two percent (2.0%) of the gross proceeds of the Class T Shares sold in the Primary Offering. If the total selling commission payable to the Dealer Manager with respect to a sale of Class T Shares is equal to or less than one percent (1.0%), due to volume or other discounts described in Section 5(f) of this Agreement, the Sponsor shall pay the entire selling commission payable to the Dealer Manager with respect to such sale. With respect to the Class I Shares, the Sponsor shall pay the dealer manager fee in an amount equal to one and a half percent (1.5%) of the gross proceeds of the Class I Shares sold in the Primary Offering.

In addition, with respect to each Class T Share, the Company agrees that it will pay to the Dealer Manager a distribution fee (the “Distribution Fee”), which accrues daily and is calculated on outstanding Class T Shares issued in the Primary Offering in an amount equal to one percent (1.0%) per annum of (i) the current gross offering price per Class T Share in the Primary Offering, or (ii) if the Company is no longer offering primary shares in a public offering, the most recently published per share NAV of Class T Shares, if any has been disclosed. In the event the offering price or the most recently published per share NAV of Class T Shares changes, the Distribution Fee will change immediately with respect to all outstanding Class T Shares, and will be calculated based on the new gross offering price or per share NAV, without regard to the actual price at which a particular Class T Share was issued. The Company will pay the Distribution Fee to the Dealer Manager monthly in arrears on a continuous basis from year to year. The Dealer Manager will cease receiving Distribution Fees with respect to each Class T Share, including any Class T Shares issued pursuant to the DRP, upon the earliest to occur of the following: (i) a listing of the Company’s common shares on a national securities exchange, (ii) such Class T Share no longer being outstanding, (iii) the Dealer Manager’s determination that total underwriting compensation from all sources, including dealer manager fees, selling commissions, Distribution Fees and any other amounts paid to participating Dealers that would be deemed underwriting compensation pursuant to FINRA Rule 2310, with respect to all Class A Shares, Class T Shares and Class I Shares would be in excess of 10% of the gross proceeds of the primary portion of the Offering; or (iv) the end of the month in which total underwriting compensation, including dealer manager fees, sales commissions, and Distribution Fees with respect to the Class T Shares held by a stockholder within his or her particular account would be in excess of 10% of the total gross investment amount at the time of purchase of the primary Class T Shares held in such account.

The Dealer Manager may, in its sole discretion, reallow or advance all or a portion of the selling commissions, the dealer manager fees and the Distribution Fee to the Dealers who sold the Shares giving rise to such commissions and fees to the extent the Selected Dealer Agreement, attached hereto as Exhibit A, with such Dealer provides for such a reallowance; provided, however, that upon the date when the Dealer Manager is notified that the Dealer who sold the Class T Shares giving rise to the Distribution Fees is no longer the broker dealer of record with respect to such Class T Shares, then such Dealer’s entitlement to the Distribution Fees related to such Class T Shares shall cease, and the Dealer shall not receive the Distribution Fees for any portion of the month in which the Dealer is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class T Shares is made in connection with a change in the registration of record for such Class T Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the Distribution Fees related to such Class T Shares for the portion of the month for which the Dealer was the broker dealer of record. Thereafter, such Distribution Fees may be reallowed by the Dealer Manager in its sole discretion to the then-current broker dealer of record of the Class T Shares if any such broker dealer of record has been designated (the “Servicing Broker Dealer”); provided, that, such reallowance shall only be paid to the extent such Servicing Broker Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (the “Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Broker Dealer provides for such reallowance. The Dealer Manager may pay to such Dealers and Servicing Broker Dealers up to 100% of the aggregate Distribution Fees payable by the Company to the Dealer Manager. The Company will not pay the Dealer Manager a Distribution Fee with respect to Class A Shares or Class I Shares.

The Company shall directly pay or reimburse the Dealer Manager as provided in the Prospectus for certain reasonable costs and expenses incident to the Offering if, when added to all of the other underwriting compensation being paid in connection with the Offering, such expenses would not cause total underwriting compensation to exceed 10.0% of the gross proceeds of the Primary Offering as of the termination of the Offering, as required by the rules of FINRA. These expenses may include, without limitation, reasonable travel and lodging expenses related to wholesaling activities, legal expenses, salaries and bonuses of certain employees of the Dealer Manager while participating in this offering and permissible forms of non-cash compensation pursuant to FINRA Rule 2310(c) paid to the Dealer Manager’s registered representatives. Any expenses reimbursed pursuant to this Section 5(e) will be reimbursed to the Dealer Manager within thirty (30) days of the Dealer Manager’s presentation of a detailed and itemized invoice or receipt or such other documentation as the Company may deem acceptable for such expenses to the Company.

The terms of any reallowance of selling commissions, dealer manager fees, and Distribution Fees shall be set forth in the Selected Dealer Agreement or Servicing Agreement entered into with the Dealers or Servicing Broker Dealers, as applicable. Notwithstanding the foregoing, no selling commissions, Distribution Fees, or amounts whatsoever will be paid to the Dealer Manager under this Section 5(e) unless or until completion of the Minimum Offering. Until the Minimum Offering is reached, proceeds from the sale of Shares will be held in escrow and, if the Minimum Offering is not reached, will be returned to the investors in accordance with the terms of the Prospectus. Further, no selling commissions, Distribution Fees, dealer manager fees, or other amounts will be paid to the Dealer Manager under this provision unless or until subscriptions for the purchase of Shares have been accepted by the Company. The Company and the Sponsor will not be liable or responsible to any Dealer or Servicing Broker Dealer for direct payment of selling commissions, Distribution Fees or any reallowance of the dealer manager fees to such Dealer or Servicing Broker Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of selling commissions, Distribution Fees or any reallowance of the dealer manager fees and to Dealers and Servicing Broker Dealers. The Dealer Manager shall not be obligated to pay selling commissions, Distribution Fees or any reallowance of the dealer manager fees to Dealers and Servicing Broker Dealers until such time as the Dealer Manager is in receipt of such amounts from the Company or the Sponsor, as applicable.

f. Volume and Other Discounts. Notwithstanding the foregoing, Class I Shares may be sold to (i) officers, including executive officers and directors of the Company and their immediate family members, (ii) officers and employees of the Sponsor, the Company’s advisor or other affiliates and their immediate family members, and (iii) investors identified by the Company as described in the Prospectus, including investors who have a prior business relationship with the Sponsor, such as real estate brokers, joint venture partners and their employees, company executives, surveyors, attorneys and similar individuals, and others to the extent consistent with applicable laws and regulations, at the then current offering price per Class I Share net of dealer manager fees, as provided in the “Plan of Distribution” section of the Prospectus. In addition, as provided in the “Plan of Distribution” section of the Prospectus, Dealers, including their retirement plans, their representatives and their immediate family members, IRAs and qualified plans of their representatives, may purchase Class I Shares at a price net of the selling commissions otherwise payable with respect to such Shares. In addition, volume discounts will be available to investors who purchase in a single transaction more than (i) $500,000 of Class A Shares, or (ii) $1,000,000 of Class T Shares, in the primary offering, which will reduce the selling commission and purchase price per Share, pursuant to the volume discount table and related terms set forth in the “Plan of Distribution” section of the Prospectus.

g. Permissible Materials. The Dealer Manager shall use and distribute in conjunction with the offer and sale of any Shares only the Prospectus (as it may be supplemented or amended from time-to-time) and Authorized Sales Materials.

h. Offering Jurisdictions. The Dealer Manager and the Dealers shall cause Shares to be offered and sold only in such jurisdictions where the Dealer Manager and the respective Dealer are licensed to do so. In addition, the Dealer Manager shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company where the offering and sale of its Shares have been authorized by appropriate regulatory authorities and such list of jurisdictions shall be updated by the Company as additional states are added.

i. Escrow Agreement. The Dealer Manager agrees to be bound by the terms of the Escrow Agreement executed as of March 23, 2017, by UMB Bank, N.A., as Escrow Agent, the Dealer Manager and the Company.

j. Submission of Orders. The Dealer Manager, in its agreements with Dealers, shall require each Dealer to:

(i) except as set forth below, instruct those persons who purchase Shares to make their checks payable to or wire transfer directed to “UMB Bank, N.A., as Escrow Agent for Rodin Global Property Trust, Inc.”;

(ii) after the Company meets the Minimum Offering requirement of $2,000,000, instruct subscribers to make their checks payable to or to send wire transfers for the account of “Rodin Global Property Trust, Inc.;”

(iii) return any check not conforming to the foregoing instructions directly to such subscriber not later than the end of the next business day following its receipt; provided that checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the procedures in paragraphs (iv) through (vi) below;

(iv) where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, transmit checks by the end of the next business day following receipt of the subscription documents and the check by the Dealer to the escrow agent or, after the Minimum Offering has been achieved, to the Company or to such other account or agent as directed by the Company;

(v) where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), transmit subscription documents and checks to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the escrow agent or, after the Minimum Offering has been achieved, to the Company or to such other account or agent as directed by the Company; and

(vi) deliver checks and completed subscription documents required to be sent to the escrow agent pursuant to this Section 5(j) via overnight courier to UMB Bank, N.A., as Escrow Agent for Rodin Global Property Trust, Inc.

k. Payment. Except as otherwise provided herein, the selling commissions specified in Section 5(e) of this Agreement for the sale of any Shares shall be payable in cash by the Company no later than seven (7) days after the investor subscribing for the Shares is admitted as a stockholder of the Company and the dealer manager fees specified in Section 5(e) of this Agreement for the sale of any Shares shall be payable in cash by or on behalf of the Sponsor on a schedule mutually agreed between the Dealer Manager and the Sponsor. Notwithstanding anything to the contrary contained herein, in the event that the Company or the Sponsor pays any selling commissions or fees to the Dealer Manager for a sale of one or more Shares and the subscription is subsequently rescinded as to one or more of the Shares covered by such subscription, the Company and Sponsor shall decrease the next payment of commissions or other compensation otherwise payable to the Dealer Manager by the Company under this Agreement by an amount equal to the selling commissions or fees paid to the Dealer Manager for the sale of the Shares as to which the subscription is rescinded. In the event that no payment of selling commissions or other compensation is due to the Dealer Manager after such rescinded subscription occurs, the Dealer Manager shall pay the amount specified in the preceding sentence to the Company or the Sponsor, as applicable, within seven (7) days following receipt of notice by the Dealer Manager from the Company stating the amount owed as a result of rescinded subscriptions. Notwithstanding the foregoing, no selling commissions, dealer manager fees, Distribution Fees or amounts whatsoever will be paid to the Dealer Manager pursuant to this Agreement unless or until the Minimum Offering has been reached and funds held in escrow have been released. If the Minimum Offering is not reached within the time period specified in the Escrow Agreement, investments will be promptly returned to investors in accordance with the Prospectus.

6.	Issuance of Confirmations to Purchasers.

The Company hereby agrees and assumes the duty to confirm on its behalf and on behalf of Dealers who sell the Shares all orders for purchase of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and FINRA, and will comply with applicable laws of such other jurisdictions to the extent the Company is advised of such laws in writing by the Dealer Manager.

7.	Indemnification.

a. The Company shall indemnify and hold harmless the Dealer Manager, its officers, directors, owners, managers, members, partners, employees, agents, attorneys and accountants, and each person, if any, who controls the Dealer Manager within the meaning of Section 15 of the Securities Act (collectively, the “Dealer Manager Indemnified Persons”) and each Dealer, its officers, directors, owners, managers, members, partners, employees, agents, attorneys and accountants, and each person, if any, who controls such Dealer within the meaning of Section 15 of the Securities Act (collectively, the “Dealer Indemnified Persons” and, together with the Dealer Manager Indemnified Persons, the “Broker Dealer Indemnified Persons”) from and against any losses, claims, damages, expenses or liabilities, joint or several, to which such Broker Dealer Indemnified Persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon: (a) a breach or alleged breach by the Company of any of its representations, warranties or covenants in this Agreement; (b) any untrue statement or alleged untrue statement of a material fact contained in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus, (iii) any Authorized Sales Materials or (iv) any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”); (c) the omission or alleged omission to state in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus, (iii) any Authorized Sales Materials or (iv) any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (d) any verbal or written representation made by the Company, its representatives or agents in violation of the Securities Act or any other applicable federal or state securities law. The Company shall reimburse each Broker Dealer Indemnified Person for any legal or other expenses reasonably incurred by such Broker Dealer Indemnified Person in connection with investigating or defending such loss, claim, damage, liability or action. Notwithstanding the foregoing, the Company shall not be liable: (x) to any Dealer Manager Indemnified Person in any such case (1) to the extent that any such loss, claim, damage, expense or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendment thereof, the Prospectus or any such amendment thereof or supplement thereto, any Authorized Sales Materials or any such Blue Sky Application or (2) it is determined that the loss, claim, damage, expense, liability or action results directly and primarily from the willful misconduct, fraudulent act or gross negligence of the Dealer Manager; or (y) to any Dealer Indemnified Person in any such case (1) to the extent that any such loss, claim, damage, expense or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such post-effective amendment thereof, the Prospectus or any such amendment thereof or supplement thereto, any Authorized Sales Materials or any such Blue Sky Application or (2) it is determined that the loss, claim, damage, expense, liability or action results from the willful misconduct, fraudulent act or gross negligence of the Dealer. This indemnity agreement will be in addition to any liability which the Company may otherwise have. Notwithstanding the foregoing, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates in any manner that would be inconsistent with the provisions to Article II.G of the NASAA REIT Guidelines. In particular, but without limitation, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates for liabilities arising from or out of a violation by such party of state or Federal securities laws, unless one or more of the following conditions are met:

(i) There has been a successful adjudication on the merits of each count involving alleged securities law violations;

(ii) Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(iii) A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

b. The Dealer Manager shall indemnify and hold harmless the Company, each officer and director of the Company, the Company’s employees, agents, attorneys and accountants, and each person or firm which has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Persons”), from and against any losses, claims, damages, expenses or liabilities to which any of the Company Indemnified Persons may become subject, under the Securities

Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon: (a) a breach or alleged breach by the Dealer Manager of any of its representations, warranties or covenants in this Agreement; (b) any untrue statement of a material fact contained in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus, (iii) any Authorized Sales Materials or (iv) any Blue Sky Application, or (c) the omission to state in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus, (iii) any Authorized Sales Materials or (iv) any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading, in each such case under clauses (b) or (c) hereof to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendment thereof, the Prospectus or any such amendment thereof or supplement thereto, any Authorized Sales Materials or any such Blue Sky Application and shall reimburse each Company Indemnified Person for any legal or other expenses reasonably incurred by such Company Indemnified Person in connection with investigating or defending such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have. Notwithstanding anything to the contrary contained herein, in no event shall the Dealer Manager be required or obliged to contribute or provide indemnification in excess of the net proceeds from the sale of the Shares in the Offering that have been actually received and retained by the Dealer Manager.

c. Each Dealer severally shall indemnify and hold harmless the Company, the Dealer Manager, the Sponsor and each of their respective directors (including any persons named in the Registration Statement with his consent, as about to become a director), each of their respective officers who has signed the Registration Statement, each of their respective managers, members, partners, employees, agents, attorneys and accountants, and each person, if any, who controls the Company, the Dealer Manager, or the Sponsor within the meaning of Section 15 of the Securities Act (collectively, the “Sponsor Indemnified Persons”) from and against any losses, claims, damages, expenses or liabilities to which the Sponsor Indemnified Persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon: (a) a breach or alleged breach by the Dealer of any of its representations, warranties or covenants in the Selected Dealer Agreement, (b) any untrue statement or alleged untrue statement of a material fact contained in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus, (iii) any Authorized Sales Materials or (iv) any Blue Sky Application, or (c) the omission to state in (i) the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto, (ii) the Prospectus or any amendment or supplement to the Prospectus, (iii) any Authorized Sales Materials or (iv) any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made not misleading, in each such case under clauses (b) or (c) hereof to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such post-effective amendment thereof, the Prospectus or any such amendment thereof or supplement thereto, any Authorized Sales Materials or any such Blue Sky Application, or (c) any failure to deliver to any investor the Prospectus and all supplements thereto and any amended prospectus, or (d) any use by the Dealer its employees, representatives or agents of sales materials in connection with the Offering other than Authorized Sales Materials, (e) any verbal or written representation made by the Dealer, its employees, representatives or agents in violation of the Securities Act or any other applicable federal or state securities law, (f) any sale in violation of or failure by Dealer to perform its obligations as set forth in Section IX of the Selected Dealer Agreement, or (g) any failure to comply with applicable rules of FINRA, federal or state securities laws or the rules and regulations promulgated thereunder, the NASAA REIT Guidelines, or any other state or federal laws and regulations applicable to the Offering or the activities of the Dealer in connection with the Offering, and will reimburse each Sponsor Indemnified Person for any legal or other expenses reasonably incurred by such Sponsor Indemnified Person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which such Dealer may otherwise have.

d. Promptly after receipt by a person to whom the rights to indemnification provided for in Sections 7(a), (b) and (c) of this Agreement would by their terms be available (collectively, the “Indemnified Parties” and each, an “Indemnified Party”) under this Section 7 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Company, the Dealer Manager or the Dealers, to the extent any of them is an indemnifying party with respect to an Indemnified Party (each to such extent, an “Indemnifying Party”) under this Section 7, notify in writing the Indemnifying Party of the commencement thereof; the omission so to notify the Indemnifying Party will relieve it from liability under this Section 7 only in the event and to the extent the failure to provide such notice actually and materially and adversely affects the ability to defend such action. In case any such action is brought against any Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such Indemnifying Party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses (subject to paragraph (e) of this Section 7) incurred by such Indemnified Party in defending itself, except for such expenses incurred after the Indemnifying Party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such Indemnifying Party shall not be liable to any such Indemnified Party and shall not be required to contribute or provide indemnification on account of any settlement of any claim or action effected without the consent of such Indemnifying Party; provided, that, if an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel pursuant to Section 7(e), any such Indemnifying Party shall be liable for any settlement of any claim or action effected without its written consent if (1) such settlement is entered into more than forty-five (45) days after receipt by such Indemnifying Party of the aforesaid request, (2) such Indemnifying Party shall have received notice of the terms of such settlement at least thirty (30) days prior to such settlement being entered into and (3) such Indemnifying Party shall not have reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

e. The Indemnifying Party shall pay all legal fees and expenses of the Indemnified Party in the defense of such claims or actions; provided, however, that the Indemnifying Party shall not be obliged to pay legal expenses and fees to more than one law firm (as well as local counsel) in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the Indemnifying Party shall only be obliged to reimburse the expenses and fees of the one law firm (as well as local counsel) that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the Indemnifying Party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

f. No Indemnifying Party shall, without the prior written consent of each Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 7 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an unconditional release of each Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

g. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 7 is applicable in accordance with its terms but for any reason is held to be unavailable from the Indemnifying Parties, the Indemnifying Parties will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by any Indemnified Party from persons other than the Indemnifying Parties, such as persons who control the Indemnified Party within the meaning of the Securities Act and officers and directors of the Indemnified Party, who also may be liable for contribution) to which the Indemnifying Parties may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Indemnifying Parties on the one hand and the Indemnified Parties on the other hand. The relative benefits received by the

Indemnified Parties on the one hand and the Indemnifying Parties on the other hand shall be deemed to be in the same proportion as the total net proceeds from the sale of the Shares (before deducting expenses) that have been actually received and retained by such parties. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Indemnified Parties, on the one hand, and the Indemnifying Parties, on the other hand, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Indemnified Parties or the Indemnifying Parties, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Dealer Manager and the Dealers agree that it would not be just and equitable if contributions pursuant to this Section 7(g) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 7(g) shall be deemed to include, for the purpose of this Section 7(g), any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim to the extent consistent with this Section 7. Notwithstanding the foregoing provisions of this Section 7(g), the Dealer Manager shall not be required to contribute any amount in excess of the net proceeds from the sale of the Shares in the Offering that have been actually received and retained by the Dealer Manager pursuant to this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7(g), any person who controls a party to this Agreement within the meaning of the Securities Act, and any respective officers, directors, owners, managers, members, partners, employees, agents, attorneys and accountants of a party to this Agreement, will have the same rights to contribution as that party, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 7(g), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 7(g) except to the extent that the failure to so notify such other party actually and materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 7(d) or Section 7(f) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 7(d) or Section 7(f) hereof.

h. The indemnity agreements contained in this Section 7 shall remain operative and in full force and effect regardless of (1) any investigation made by or on behalf of any Dealer, or any person controlling any Dealer or by or on behalf of the Company, the Dealer Manager or any officer or director thereof, or by or on behalf of any person controlling the Company or the Dealer Manager, (2) delivery of any Shares and payment therefor, and (3) any termination of this Agreement. A successor of any Dealer or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 7.

8.	Survival of Provisions.

The respective agreements, representations and warranties of the Company and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, and (c) the acceptance of any payment for the Shares.

9.	Applicable Law; Venue.

This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of New York; provided, however, that causes of action for violations of Federal or state securities laws shall not be governed by this Section. Venue for any action brought hereunder shall lie exclusively in New York, New York.

10.	Severability.

If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be considered valid and operative and effect shall be given to the intent manifested by the portion held invalid or inoperative.

11.	Delay Not a Waiver.

Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any subsequent occurrence.

12.	Counterparts.

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

13.	Third-Party Beneficiaries; Successors; and Amendment.

a. This Agreement shall inure to the benefit of and be binding upon the Dealer Manager, the Company and the Sponsor and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein. This Agreement shall inure to the benefit of the Dealers to the extent set forth in Section 7 hereof.

b. This Agreement may be amended by the written agreement of the Dealer Manager, the Sponsor and the Company.

14.	Term and Termination.

In any case, if not sooner terminated, this Agreement shall expire at the close of business on the effective date that the Offering is terminated. This Agreement may be terminated by either party (a) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any material provision of this Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with and such failure to comply is not cured within ten (10) days after the date of such occurrence or (b) on 60 days’ written notice. In any event, this Agreement shall be deemed suspended during any period for which the Dealer Manager’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state agency.

In addition, the Dealer Manager, upon the expiration or termination of this Agreement, shall (a) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into the appropriate escrow account or, if the Minimum Offering has been reached, into such other account as the Company may designate; and (b) promptly deliver to the Company all records and documents in its possession which relate to the Offering which are not designated as dealer copies. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents required to be retained by the Dealer Manager pursuant to (i) Federal and state securities laws and the rules and regulations thereunder, (ii) the applicable rules of FINRA and (iii) the NASAA REIT Guidelines, but shall keep all such information confidential; provided, that, nothing contained in this Agreement shall prevent the Dealer Manager from disclosing any such information to any regulatory authority asserting jurisdiction over the Dealer Manager. The Dealer Manager shall use its reasonable best efforts to cooperate with the Company to accomplish any orderly transfer of management of the Offering to a party designated by the Company. Upon expiration or termination of this Agreement, the Company shall pay to the Dealer Manager all earned but unpaid compensation and reimbursement for all incurred, accountable compensation to which the Dealer Manager is or becomes entitled under Section 5 of this Agreement, including but not limited to any Distribution Fees, pursuant to the requirements of that Section 5 at such times as such amounts become payable pursuant to the terms of such Section 5 without acceleration; provided, however, that if the Minimum Offering is not reached prior to such expiration or termination, the Company shall not pay any such compensation and reimbursements to the Dealer Manager.

15.	Definitions.

Any terms used but not defined herein shall have the meanings given to them in the Prospectus.

16.	Notices.

All notices, approvals, requests, and authorizations that are required hereunder to be in writing shall be duly given and deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or deposited in the United States mail, properly addressed and stamped with the required postage, to the intended recipient, as set forth below.

To the Dealer Manager:	Cantor Fitzgerald & Co. 110 E. 59th Street New York, NY 10022 Attn: General Counsel

To the Company:	Rodin Global Property Trust, Inc. 110 E. 59th Street New York, NY 10022 Attn: General Counsel

With a copy to: Judith D. Fryer Greenberg Traurig, LLP 200 Park Avenue New York City, New York 10166

To the Sponsor:	Cantor Fitzgerald Investors, LLC 110 E. 59th Street New York, NY 10022 Attn: General Counsel With a copy to: Judith D. Fryer Greenberg Traurig, LLP 200 Park Avenue New York City, New York 10166

Any party may change its address specified above by giving the other party notice of such change in accordance with this Section.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have each duly executed this Dealer Manager Agreement as of the day and year set forth above.

COMPANY:
RODIN GLOBAL PROPERTY TRUST, INC.

By:	/s/ Kenneth Carpenter
Name:	Kenneth Carpenter
Title:	President

DEALER MANAGER:
CANTOR FITZGERALD & CO.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

SPONSOR:
CANTOR FITZGERALD INVESTORS, LLC

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

Exhibit A

RODIN GLOBAL PROPERTY TRUST, INC.

Up to $1,250,000,000 in Shares of Common Stock

FORM OF SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

Cantor Fitzgerald & Co., as the dealer manager (the “Dealer Manager”) for Rodin Global Property Trust, Inc. (the “Company”), a Maryland corporation that intends to qualify to be taxed as a real estate investment trust, invites you (the “Dealer”) to participate in the distribution of Class A shares (the “Class A Shares”), Class T shares (the “Class T Shares”) and Class I shares (the “Class I Shares”) of common stock, $0.01 par value per share (the Class A Shares, the Class T Shares and Class I Shares collectively, the “Shares”) of the Company subject to the following terms:

I.	Dealer Manager Agreement

The Dealer Manager has entered into the Dealer Manager Agreement (the “Dealer Manager Agreement”) with the Company and Cantor Fitzgerald Investors, LLC, a Delaware limited liability company (the “Sponsor”) dated March 23, 2017, in the form attached hereto as Exhibit “A.” The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim. By your acceptance of this Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement, as well as a third-party beneficiary of the Dealer Manager Agreement as set forth in Section 13 thereof, and, in particular, will be entitled and subject to the indemnification provisions contained in Section 7 of such Dealer Manager Agreement wherein the Dealers severally agree to indemnify and hold harmless the Company, the Dealer Manager, the Sponsor and each officer and director thereof, and each person, if any, who controls the Company, the Dealer Manager, or the Sponsor within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Except as otherwise specifically stated herein, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement. The Shares are to be offered solely through broker dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

The Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. The Dealer shall indicate on Schedule 1 to this Agreement whether the Dealer has elected to use its best efforts to sell Class A Shares, Class T Shares or both classes of Shares. Nothing in this Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and the Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other supplemental sales materials, sales literature, advertising and other material as shall have been previously approved by the Company or an authorized agent of the Company in writing and all appropriate regulatory agencies (the “Authorized Sales Materials”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) the Registration Statement, including the Prospectus, for the registration of the offering of the Shares under the Securities Act. Such Registration Statement has been declared effective by the Commission, or will be declared effective prior to commencement of the offering. The offering of the Shares has also been qualified in all fifty states of the United States, Puerto Rico and the District of Columbia, or will be so qualified prior to commencement of the offering in any such jurisdiction. The Dealer Manager will provide the Dealer as many copies of the Prospectus as the Dealer may from time to time reasonably request.

II.	Submission of Orders

Except as set forth below, those persons who purchase Shares shall be instructed by the Dealer to make their checks payable to or wire transfer directed to “UMB Bank, N.A., as Escrow Agent for Rodin Global Property Trust, Inc.” After the Company meets the Minimum Offering requirement of $2,000,000, subscribers will be instructed by the

Dealer to make their checks payable to or to send wire transfers for the account of “Rodin Global Property Trust, Inc.” Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit in accordance with the following procedures.

Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are initially received from subscribers, checks will be transmitted by the end of the next business day following receipt of the subscription documents and the check by the Dealer to the escrow agent or, after the Minimum Offering has been achieved, to the Company or to such other account or agent as directed by the Company.

Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), subscription documents and checks will be transmitted to the Final Review Office by the end of the next business day following receipt of the subscription documents and check by the Dealer. The Final Review Office will transmit such subscription documents and checks by the end of the next business day following receipt by the Final Review Office to the escrow agent or, after the Minimum Offering has been achieved, to the Company or to such other account or agent as directed by the Company.

The Dealer agrees to be bound by the terms of the Escrow Agreement executed as of March 23, 2017, by UMB Bank, N.A., as Escrow Agent, the Dealer Manager and the Company. Dealers shall deliver checks and completed subscription documents required to be sent to the escrow agent pursuant to this Section II via overnight courier to UMB Bank, N.A., as Escrow Agent for Rodin Global Property Trust, Inc.

III.	Pricing

Shares shall be offered to the public at the offering price per Class A Share, per Class T Share and per Class I Share set forth in the Prospectus and the price shall be payable in cash, subject to volume discounts and other discounts for Shares described in the “Plan of Distribution” section of the Prospectus and the Company’s right to adjust the offering price. Shares shall be offered pursuant to the DRP for the purchase price set forth in the Prospectus and the DRP, subject to the terms and pricing information provided in the Prospectus and the DRP, including the Company’s right to reallocate Share amounts between the Primary Offering and the DRP Offering and to adjust the offering price. Any adjustments to the offering price shall be disclosed in the Prospectus. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or the Dealer Manager, subscribers must initially purchase $2,500 in Shares. After investors have satisfied the minimum purchase requirement, minimum additional purchases must be in increments of $100, except for purchases made pursuant to the DRIP. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.

IV.	Dealers’ Commissions and Expense Reimbursements

Subject to volume discounts and other discounts described in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission shall be an amount equal to (i) six percent (6.0%) of the gross offering proceeds from the sale of the Class A Shares and (ii) three percent (3.0%) of the gross offering proceeds from the sale of the Class T Shares, in each case sold in the Primary Offering by the Dealer and accepted and confirmed by the Company, which commission will be paid to the Dealer Manager and, in the Dealer Manager’s sole discretion, all or a portion of the commission may be reallowed to the Dealer. In addition, the Dealer Manager may, in its sole discretion, reallow a portion of the dealer manager fees paid to it by the Company for the sale of Class A Shares and Class T Shares to Dealer as a marketing fee, based upon the Dealer Manager’s consideration of projected volume of sales, the amount of marketing assistance and level of marketing support provided by such participating-broker dealer in the past and the level of marketing support to be provided in this offering. The amount of the selling commission and marketing fee to be reallowed to the Dealer is set forth on Schedule 1 to this Agreement. The Dealer Manager also may pay, in its sole discretion, out of a portion of its dealer manager fee or selling commission, reimbursements of distribution and marketing-related costs and expenses of the Dealer, which may include permissible forms of non-cash compensation pursuant to FINRA Rule 2310(c) such as: an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target; costs and expenses of attending training and education meetings and Dealer-sponsored conferences; and gifts that do not exceed on aggregate of $100 per person and are not conditioned on achievement of a sales target. For these purposes, a “sale of Shares” shall occur if and only if a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction. The Dealer acknowledges and agrees that no selling commissions or dealer manager fees will be paid in respect of the sale of any Shares pursuant to the DRP and no selling commission will be paid in respect of the sale of any Class I Shares.

In addition, as set forth in the Prospectus, the Dealer Manager may reallow all or a portion of the Distribution Fee (as defined in the Dealer Manager Agreement) to the Dealer in the Dealer Manager’s sole discretion; provided, however, that the Dealer’s right, if any, to receive Distribution Fees with respect to each Class T Share shall cease upon the earliest to occur of the following: (i) a listing of the Company’s common shares on a national securities exchange, (ii) such Class T Share no longer being outstanding, (iii) the Dealer Manager’s determination that total underwriting compensation from all sources, including dealer manager fees, selling commissions, Distribution Fees and any other amounts paid to participating broker dealers that would be deemed underwriting compensation pursuant to FINRA Rule 2310, with respect to all Class A Shares, Class T Shares and Class I Shares would be in excess of 10% of the gross proceeds of the Primary Offering; or (iv) the end of the month in which total underwriting compensation, including dealer manager fees, selling commissions, and Distribution Fees with respect to the Class T Shares held by a stockholder within his or her particular account would be in excess of 10% of the stockholder’s total gross investment amount at the time of purchase of the primary Class T Shares held in such account. The amount of the Distribution Fee to be reallowed to the Dealer is set forth on Schedule 1 to this Agreement.

Notwithstanding the foregoing, if the Dealer Manager is notified that the Dealer is no longer the broker dealer of record with respect to Class T Shares sold by the Dealer, then the Dealer’s entitlement to the Distribution Fees related to such Class T Shares shall cease, and the Dealer shall not receive the Distribution Fees for any portion of the month in which the Dealer is not the broker dealer of record on the last day of the month; provided, however, if the change in the broker dealer of record with respect to such Class T Shares is made in connection with a change in the registration of record for such Class T Shares on the Company’s books and records (including, but not limited to, a re-registration due to a sale or a transfer or a change in the form of ownership of the account), then the Dealer shall be entitled to a pro rata portion of the Distribution Fees related to such Class T Shares for the portion of the month for which the Dealer was the broker dealer of record. Thereafter, such Distribution Fees may be reallowed by the Dealer Manager, in its sole discretion, to the then-current broker dealer of record of the Class T Shares if any such broker dealer of record has been designated (the “Servicing Broker Dealer”); provided, that, such reallowance shall only be paid to the extent such Servicing Broker Dealer has entered into a Selected Dealer Agreement or similar agreement with the Dealer Manager (the “Servicing Agreement”) and such Selected Dealer Agreement or Servicing Agreement with the Servicing Broker Dealer provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in its sole discretion. The Dealer agrees to promptly notify the Dealer Manager upon becoming aware that it is no longer the broker dealer of record with respect to any or all of the Class T Shares sold by the Dealer.

The Dealer shall be responsible for implementing the volume discounts for Class A Shares and Class T Shares described in the “Plan of Distribution” section of the Prospectus. It is the sole responsibility of the Dealer to determine whether a particular purchase by a subscriber qualifies for a volume discount to the Dealer’s selling commission and to confirm that the appropriate volume discount was accorded to the subscriber based on the Dealer’s review of the transaction confirmation issued by the Company. Requests to combine purchase orders of Class A Shares and Class T Shares as a part of one combined order for the purpose of qualifying for discounts as described in the “Plan of Distribution” section of the Prospectus must be made in writing by the Dealer, and any resulting reduction in selling commissions will be prorated among the separate subscribers.

Notwithstanding the foregoing, no selling commissions, Distribution Fees, dealer manager fees, or amounts whatsoever will be paid to the Dealer Manager unless or until completion of the Minimum Offering. Until the Minimum Offering is reached, proceeds from the sale of Shares will be held in escrow and, if the Minimum Offering is not reached, will be returned to the investors in accordance with the terms of the Prospectus. Further, no selling commissions, dealer manager fees, Distribution Fees or other amounts will be paid to the Dealer Manager and reallowed to the Dealer under this provision unless subscriptions for the purchase of Shares have been accepted by the Company. The Company and the Sponsor will not be liable or responsible to any Dealer or Servicing Broker Dealer for direct payment or any reallowance of selling commissions, Distribution Fees or dealer manager fees to such Dealer or Servicing Broker Dealer, it being the sole and exclusive responsibility of the Dealer Manager for any payment or reallowance of selling commissions, Distribution Fees or dealer manager fees to Dealers and Servicing Broker Dealers. The Dealer hereby waives any and all rights to receive any reallowance of selling commissions, Distribution Fees or dealer manager fees and any other payments due until such time as the Dealer Manager is in receipt of such payments from the Company or the Sponsor, as applicable. The Dealer affirms that the Dealer Manager’s liability for any reallowance of selling commissions, Distribution Fees, or dealer manager fees payable to the Dealer is limited solely to the selling commissions, Distribution Fees, and dealer manager fees associated with the Dealer’s sale of Shares and actually received by the Dealer Manager from the Company or the Sponsor, as applicable. The parties hereby agree that the compensation to be paid to Dealer pursuant to this Section IV is not in excess of the usual and customary distributors’ or sellers’ commissions received in the sale of securities similar to the Shares and that the Dealer’s interest in the Offering is limited to such selling commissions and other payments from the Dealer Manager and the Dealer’s indemnity referred to in Section 7 of the Dealer Manager Agreement.

V.	Payment of Commissions

Payments of selling commissions and any other fees due to the Dealer pursuant to this Agreement will be made by the Dealer Manager to the Dealer. Selling commissions and such other fees due to the Dealer pursuant to this Agreement will be paid to the Dealer within 30 days after their receipt by the Dealer Manager.

The Dealer, in its sole discretion, may authorize the Dealer Manager to deposit selling commissions and any other payments due to it pursuant to this Agreement directly to its bank account. If the Dealer so elects, the Dealer shall provide such deposit authorization and instructions in Schedule 2 to this Agreement.

Notwithstanding anything to the contrary contained herein, in the event that the Dealer Manager has reallowed any selling commissions or fees to the Dealer for a sale of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, the Dealer shall decrease the next reallowance of selling commissions or payment of other compensation otherwise payable to the Dealer by the Dealer Manager under this Agreement by an amount equal to the selling commissions or fees paid to the Dealer for the sale of the Shares as to which the subscription is rescinded. In the event that no reallowance of selling commissions or payment of other compensation is due to the Dealer Manager after such rescinded subscription occurs, the Dealer shall pay the amount specified in the preceding sentence to the Dealer Manager within seven (7) days following receipt of notice by the Dealer from the Dealer Manager stating the amount owed as a result of rescinded subscriptions.

VI.	Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by an executed Subscription Agreement and the required check or wire transfer in payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.

VII.	Prospectus and Authorized Sales Materials; Compliance with Laws

The Dealer is not authorized or permitted to give and will not give any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and the Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Dealer agrees that it will itself mail or otherwise deliver all final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.

On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state and Federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of state and Federal laws, including the Gramm-Leach-Bliley Act of 1999 (the “GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the Commission and FINRA, the Bank Secrecy Act, as amended, the USA PATRIOT Act of 2001, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury; and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to the Dealer, the Dealer agrees to pay the Dealer’s proportionate share of any claim, demand or liability asserted against the Dealer and the other Dealers on the basis that such Dealers or any of them constitute an association, unincorporated business or other separate entity, including in each case such Dealer’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.

VIII.	License and FINRA Membership; No Pending Actions

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is a properly registered or licensed broker dealer, duly authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA. The Dealer agrees to notify the Dealer Manager immediately if the Dealer ceases to be a member in good standing of FINRA. In addition, each of the Dealer Manager and the Dealer hereby agrees to abide by the Conduct Rules of FINRA, including FINRA Rules 2090, 2111, 2310, 5110 and 5141, and to comply with Rules 2420 and 2440 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any such rule’s successor FINRA Rule).

The Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that there is no action, suit, proceeding, legal claim or investigation pending, or to the knowledge of the Dealer, threatened or contemplated before or by any Federal or state commission, arbitrator, court, regulatory body or administrative agency or other governmental body or agency, domestic or foreign, at law or in equity, against or affecting the Dealer, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Dealer’s ability to perform its obligations under this Agreement or on the Dealer’s business, prospects, operations, condition (financial or otherwise), industry reputation or results of operations (a “Material Adverse Effect”). The Dealer covenants and agrees during the term of this Agreement to promptly notify the Dealer Manager of any such actual, threatened or contemplated action, suit, proceeding, legal claim or investigation which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The Dealer’s acceptance of this Agreement constitutes a further representation to the Company and the Dealer Manager that to the knowledge of the Dealer, there are no events or incidents that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and the Dealer covenants and agrees during the term of this Agreement to promptly notify the Dealer Manager of any such event or incident which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

IX.	Limitation of Offer; Suitability

The Dealer will offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Dealer Manager that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, the Dealer shall determine that the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares solicited by the Dealer. The Dealer acknowledges and agrees that the Dealer Manager does not have any customers and that with respect to each purchaser of Shares solicited by the Dealer, it shall be the sole obligation of the Dealer, and not the Dealer Manager, to comply with the suitability and other requirements imposed by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, including the NASD Conduct Rules set forth in the FINRA Manual, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the provisions of Article III.C. and Article III.E.1. of the NASAA REIT Guidelines. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. The Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Dealer’s customer. The Dealer agrees to comply with the recordkeeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA and (c) the NASAA REIT Guidelines, including the requirement to maintain records (the “Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six years from the date of the sale of the Shares. The Dealer further agrees to make the Suitability Records available to the Dealer Manager and the Company upon request and to make them available to representatives of the Commission and FINRA and applicable state securities administrators upon the Dealer’s receipt of a subpoena or other appropriate document request from such agency.

X.	Disclosure Review; Confidentiality of Information

The Dealer agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a reasonable basis for evaluating the Shares. In making this determination, the Dealer shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors; and appraisals and other pertinent reports. If the Dealer relies upon the results of any inquiry conducted by another member or members of FINRA, the Dealer shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Dealer Manager or a sponsor or an affiliate of the sponsor of the Company.

It is anticipated that the Dealer and the Dealer’s home office diligence personnel and other agents of the Dealer that are conducting a due diligence inquiry on behalf of the Dealer (collectively, the “Diligence Personnel”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Dealer Manager, the Sponsor, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (a) trade secrets concerning the business and affairs of Company, the Dealer Manager, the Sponsor, or their respective affiliates; (b) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to Company, the Dealer Manager, the Sponsor, or their respective affiliates; (c) information concerning the business and affairs of Company, the Dealer Manager, the Sponsor, or their respective affiliates including, without limitation, historical financial statements, financial projections and budgets, models, budgets, plans, and market studies, however documented; (d) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (e) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Dealer agrees to keep, and to cause its Diligence Personnel to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Dealer’s due diligence inquiry and in no event in connection with the sale of Shares. The Dealer agrees to not disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or the Dealer’s sales staff or financial advisors, or to any other third party. The Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Dealer’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Dealer’s confidentiality obligation. The Dealer acknowledges that Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Dealer acknowledges that Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, or at general “Forums” sponsored by the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Dealer acknowledges the restrictions and limitations of Regulation F-D promulgated by the Commission and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith. Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Dealer Manager, as applicable, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the Commission or FINRA), provided that the Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).

XI.	Dealer’s Compliance with Anti-Money Laundering Rules and Regulations

The Dealer acknowledges that investors who purchase Shares through the Dealer are “customers” of the Dealer and not the Dealer Manager. The Dealer hereby represents that has complied and will comply with Section 326 of the USA PATRIOT Act of 2001 and the implementing rules and regulations promulgated thereunder (the “PATRIOT Act”) in connection with broker/dealers’ anti-money laundering obligations (the “AML Rules”). The Dealer hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification as required by the PATRIOT Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, the Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the PATRIOT Act as potential signals of money laundering or terrorist financing. The Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. The Dealer further understands that, while the Dealer Manager is required to establish and implement an AML Program in accordance with the AML Rules, the Dealer cannot rely on the Dealer Manager’s AML Program for purposes of the Dealer’s compliance with the AML Rules. The Dealer agrees to notify the Dealer Manager immediately if the Dealer is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.

XII.	Privacy

The Dealer agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act (“FCRA”) and (c) its own internal privacy policies and procedures, each as may be amended from time to time.

The parties hereto acknowledge that from time to time, the Dealer may share with the Company and the Company may share with the Dealer nonpublic personal information (as defined under the GLBA) of customers of the Dealer. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. The Dealer shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which the Dealer served as the broker dealer of record for such customer’s account. The Dealer, the Dealer Manager and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this

Agreement (when necessary and as permitted under the GLBA) or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, the Dealer agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.

The Dealer shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event the Dealer, the Dealer Manager or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

The Dealer shall implement reasonable measures designed (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. The Dealer further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom the Dealer provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.

XIII.	Dealer’s Undertaking to Not Facilitate a Secondary Market in the Shares

The Dealer acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and redemption of the Shares, which significantly limit the liquidity of an investment in the Shares. The Dealer also acknowledges that the Company’s Share Repurchase Program (the “Program”) provides only a limited opportunity for investors to have their Shares redeemed by the Company and that the Company’s board of directors may, in its sole discretion, amend, suspend, or terminate the Program at any time in accordance with the terms of the Program. The Dealer further acknowledges that the Company is obligated to immediately terminate the Program if the Shares are listed on a national securities exchange or if a secondary market in the Shares is otherwise established. The Dealer hereby agrees that so long as the Company is offering Shares under a registration statement filed with the Commission (including any follow-on offering of the Shares) and the Company has not listed the Shares on a national securities exchange, the Dealer will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Dealer Manager.

XIV.	Termination

The Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Shares after the Dealer has received such notice.

The respective agreements and obligations of the Dealer Manager and the Dealer set forth in Sections IV, VI, VII, X and XII through XVI of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

XV.	Notice

All notices, approvals, requests, authorizations, directions or other communications under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person, by courier, or by over-night delivery service, or within three days when deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested as follows:

If to the Dealer Manager:	Cantor Fitzgerald & Co.
110 East 59th Street New York, NY 10022 Attn: General Counsel

If to the Dealer:	When mailed to the address specified by the Dealer herein.

XVI.	Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in New York, New York.

THE DEALER MANAGER:

CANTOR FITZGERALD & CO.

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the attached list of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1.	Identity of Selected Dealer

Company Name:

Type of entity:
(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker dealer all States: Yes No

If no, list all States licensed as broker dealer:

Tax ID #:

2.	Person To Receive Notices Delivered Pursuant To Section XV:

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature
Name:

Title:

Date:

SCHEDULE 1

TO SELECTED DEALER AGREEMENT WITH

CANTOR FITZGERALD & CO.

NAME OF ISSUER: RODIN GLOBAL PROPERTY TRUST, INC.

NAME OF DEALER:

SCHEDULE 1 TO AGREEMENT DATED:

Check each applicable box below:

☐	Check this box if the Dealer is electing to sell Class A Shares.

☐	Check this box if the Dealer is electing to sell Class T Shares.

☐	Check this box if the Dealer is electing to sell Class I Shares.

Except as otherwise specifically stated herein, capitalized terms used in this Schedule not otherwise defined herein shall have the meanings given them in the Selected Dealer Agreement (the “Agreement”) between Dealer and the Dealer Manager of which this Schedule is a part.

Selling Commission Reallowance (applicable ONLY if the Dealer sells Class A and T Shares)

The following reflects the selling commission reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class A Shares and Class T Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer from the selling commissions it receives from the Company selling commissions in the following amounts:

        % of the gross proceeds from the sale of the Class A Shares by the Dealer

        % of the gross proceeds from the sale of the Class T Shares by the Dealer

Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the selling commissions to the Dealer is limited solely to the selling commissions actually received by the Dealer Manager from the Company associated with the Dealer’s sale of Class A Shares and Class T Shares.

Marketing Fee Reallowance

The following reflects the marketing fee reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class A Shares, Class T Shares and Class I Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer from the dealer manager fees it receives from the Company marketing fees in the following amounts:

        % of the gross proceeds from the sale of the Class A Shares by the Dealer

        % of the gross proceeds from the sale of the Class T Shares by the Dealer

        % of the gross proceeds from the sale of the Class I Shares by the Dealer

Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the marketing fees to the Dealer is limited solely to the dealer manager fees actually received by the Dealer Manager from the Company associated with the Dealer’s sale of Class A Shares, Class T Shares and Class I Shares.

Distribution Fee Reallowance (applicable ONLY if the Dealer sells Class T Shares)

The following reflects the Distribution Fee reallowance as agreed upon between the Dealer Manager and the Dealer in connection with sales of Class T Shares by the Dealer, excluding Shares issued under the Company’s distribution reinvestment plan.

Subject to the terms of the Agreement, including without limitation Sections IV, V and VI of the Agreement, the Dealer Manager shall reallow to the Dealer             % of the Distribution Fees received by the Dealer Manager with respect to Class T Shares sold by the Dealer until such time as the Dealer has received aggregate Distribution Fees with respect to such Class T Shares equal to % of the total gross investment amount at the time of purchase of such Class T shares. The Dealer Manager will pay the Distribution Fee to the Dealer monthly in arrears. Notwithstanding anything to the contrary contained in this Schedule, the Dealer affirms that the Dealer Manager’s liability for payment of the Distribution Fee to the Dealer is limited solely to the Distribution Fees actually received by the Dealer Manager from the Company associated with the Dealer’s sale of Class T Shares.

DEALER:

(Print Name of Dealer)

By:

Name:

Title:

Date:

SCHEDULE 2

TO

SELECTED DEALER AGREEMENT WITH

CANTOR FITZGERALD & CO.

NAME OF ISSUER: RODIN GLOBAL PROPERTY TRUST, INC.

NAME OF DEALER:

SCHEDULE 2 TO AGREEMENT DATED:

The Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, dealer manager fee reallowances, distribution fees and any other payments due to it pursuant to the Selected Dealer Agreement to its bank account specified below. This authority will remain in force until the Dealer notifies the Dealer Manager in writing to cancel it. In the event that the Dealer Manager deposits funds erroneously into the Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to the Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

Bank Routing Number:

Account Number:

DEALER:
(Print Name of Dealer)

By:

Name:

Title:

Date: